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                                                                   Exhibit 10.15


                              EMPLOYMENT AGREEMENT

            Employment Agreement, dated as of January 1, 1999, by and between Mediconsult.com, Ltd., a Bermuda corporation with offices at Jardine House, 33 Reid Street, Hamilton, Bermuda, (the "Corporation"), and Robert A. Jennings, an individual residing at 51 Pitts Bay Road, Pembroke, Bermuda (the "Executive").

                              W I T N E S S E T H:

            In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

            1. Employment. The Corporation hereby agrees to employ the Executive in an executive capacity, and the Executive hereby accepts and agrees to such employment, commencing as of the date hereof, upon the terms and conditions hereinafter set forth.

            2. Term. The term of the Executive's employment under this Agreement shall commence as of the date hereof and shall continue until the close of business on December 31, 2001, and shall automatically be renewed for twelve
(12) month periods thereafter unless either party gives the other written notice of termination at least three (3) months prior to the expiration of the initial or any renewal term, unless sooner terminated as provided elsewhere in this Agreement (the "Term").

            3. Duties and Services. The Executive agrees to serve the Corporation as Chairman and Chief Executive Officer of the Corporation and shall also serve such of its subsidiaries and affiliated companies as may be designated by the Corporation, faithfully, diligently and to the best of his ability, subject to and under the direction and control of the Board of Directors of the Corporation, devoting his entire business time, energy and skill to such employment, and to perform from time to time such executive services, advisory or otherwise, as the Board of Directors shall request, and to act in such capacities or other offices for the Corporation and for any of its subsidiary or affiliated companies as the Board of Directors shall request without further compensation other than that for which provision is made in this Agreement. The Executive acknowledges that while there are no strict guidelines pertaining to work hours, he shall be expected to work a longer than average week, and spend the necessary time and effort to consistently deliver high quality results in a time sensitive manner. The Executive acknowledges that his position with the Corporation will require significant business trips, much of which will involve travel during off-peak and non-business hours..

            4. Compensation. (a) Salary. The Corporation agrees to pay to the Executive, and the Executive agrees to accept, a basic salary for all his services (the "Salary")

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at the rate of $275,000 US per annum, payable in accordance with the
Corporation's standard payroll policies from time to time.

                  (b) Stock Options. Executive shall be eligible to participate in the 1996 Stock Option Plan of Mediconsult.com, Inc., the parent of the Corporation ("Mediconsult"). The Executive has been or shall be granted options to purchase the number of shares of Common Stock of the Mediconsult under Mediconsult's 1996 Stock Option Plan, at an exercise price equal to the fair market value on the date of grant, which shall vest (subject to continued employment) as set forth as Schedule A, and shall also be subject to the terms and conditions of the applicable option grant agreement and the 1996 Stock Option Plan.

                  (c) Performance Bonus Plan. Executive shall be included as a participant in any performance bonus plan introduced by the Corporation. It is anticipated that the Corporation shall develop such a performance bonus plan for the 1999 calendar year. This shall be a team-based plan and shall be dependent upon overall 1999 year-end performance of both the organization and its senior management. Any Deliverable-Based Bonus programs will be incorporated in this program. It is anticipated that if all business performance targets are realized during 1999, that the resulting bonus shall approximate ten to fifteen percent of each participant's base salary. This bonus is not guaranteed by the Corporation and is extended at the sole discretion of the Corporation.

            5. Employee Benefits. (a) Business. The Corporation shall reimburse the Executive for the reasonable business expenses incurred by him for or on behalf of the Corporation in furtherance of the performance of his duties hereunder. Such reimbursement shall be subject to receipt by the Corporation from the Executive of such an expense statements and such vouchers and other reasonable verifications as the Corporation shall require to satisfactorily evidence such expenses, and shall also be subject to such policies as the Corporation shall establish from time to time.

                  (b) Benefit Programs. The Executive shall be entitled to participate, in accordance with the terms thereof, in employee benefit plans and programs maintained for the executives of the Corporation, including, without limitation, any health, hospitalization and medical insurance programs and in any pension or retirement or other similar plans or programs. An employee benefit program is expected to be established in January 1999 with a value of approximately 12% of base salary. The foregoing shall not be construed to require the Corporation to establish any such plans or programs, or to prevent the Corporation from modifying or terminating any such plans or programs once established.

                  (c) Vacation. The Executive shall be entitled to four (4) weeks of vacation each employment year during the term of this Agreement, taken consecutively or in segments, subject to the effective discharge of the duties of the Executive hereunder.


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Vacation not taken during any such year cannot be rolled over to the following or any subsequent year.

                  (d) Office Equipment. During the term of the Executive's employment hereunder, the Corporation shall afford the Executive the use of a cellular telephone. The Corporation shall bear the cost of a service contract for the cellular telephone, as well as all monthly charges and charges in respect of calls incident to the performance of the duties of the Executive and tax and related charges.

            6. Termination of Benefits. (a) Termination. Notwithstanding anything to the contrary contained herein, the Executive's employment with the Corporation, as well as the Executive's right to any compensation which thereafter otherwise would accrue to him hereunder or in connection therewith, shall terminate upon the earliest to occur of the following events:

                        (i) the death or disability (as defined below) of the Executive,

                        (ii) the expiration of the Term of this Agreement,

                        (iii) the Executive's termination of such employment, or

                        (iv) upon delivery of written notice, with or without "cause" (as defined below), to the Executive from the Corporation of such termination.

                  (b) Certain Definitions. For the purpose of this Section 6,
(i) the term "cause" is defined as (A) the commission by the Executive of a felony or an offense involving moral turpitude, the Executive's engaging in theft, embezzlement, fraud, obtaining funds or property under false pretenses, or similar acts of misconduct with respect to the property of the Corporation or its employees, stockholders, affiliates, customers, licensees, licensors or suppliers, (B) the repeated failure by the Executive to perform his duties hereunder or comply with reasonable policies or directives of the Board of Directors of the Corporation, (C) misfeasance or malfeasance, or (D) the breach of this Agreement or the Conditions of Employment referred to below by the Executive in any material respect, and (ii) the Executive shall be deemed "disabled" if, at the Corporation's option, it gives notice to the Executive or his representative that due to a disabling mental or physical condition, he has been prevented, for a continuous period of 90 days during the Term or for an aggregate of 120 days during any six month period during the Term, from substantially performing those duties which he was required to perform pursuant to the provisions of this Agreement prior to incurring such disability.


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                  (c) Severance; Release. In the event of and upon the
termination by the Corporation of the employment of the Executive under this Agreement without "cause" at any time after the expiration of 180 days from the commencement of employment of Executive with the Corporation, in addition to the Salary and other compensation (including cash bonuses, incentive and performance compensation) earned hereunder and unpaid or not delivered through the date of termination and any benefits referred to in Section 5(b) hereof in which the Executive has a vested right under the terms and conditions of the plan or program pursuant to which such benefits were granted (without regard to such termination), the Corporation shall pay the Executive a cash payment (the "Severance Payment") equal in the aggregate to the sum of twelve months' Salary and all bonuses earned by the Executive during the twelve (12) months preceding such termination. In the event of termination of this Agreement by the Corporation by reason of the death or disability of the Executive, the Corporation shall not be obligated to make the Severance Payment to the Executive. The Severance Payment shall be paid to the Executive in consecutive, equal monthly installments, on the fifteenth day of each calendar month commencing during the month next following the (1) the first to occur of the month in which the Executive is no longer employed by the Corporation and (2) the effective date of a general release from the Executive in customary form for such circumstances. The Severance Payment shall be in lieu of any other claim for compensation under this Agreement, any wage continuation law or at common law, or any claim to severance or similar payments or benefits which the Executive may otherwise have or make. Without limiting any other rights or remedies which the Corporation may have, it is understood that the Corporation shall be under no further obligation to make any such severance payments and shall be entitled to be reimbursed therefor by the Executive or his estate if the Executive violates any of the covenants set forth in the Conditions of Employment attached as Exhibit A hereto. In the event that the Severance Payment shall become payable to the Executive, the Executive shall not be required, either in mitigation of damages or by the terms of any provisions of this Agreement or otherwise, to seek or accept other employment, and if the Executive does accept other employment, any benefits or payments under this Agreement shall not be reduced by any compensation earned or other benefits received as a result of such employment.

            7. Deductions and Withholding. The Executive agrees that the Corporation shall withhold from any and all payments required to be made to the Executive pursuant to this Agreement (including the travel allowance) all federal, state, local and/or other taxes which are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

            8. Non-Solicitation, Restrictive Covenants, Confidentiality and Injunctive Relief. (a) The Executive shall execute and deliver to and for the benefit of the Corporation, the Conditions of Employment attached as Exhibit A hereto, pertaining, among other matters, to proprietary information, confidentiality obligations, and non-competition obligations, the provisions of which shall be deemed incorporated herein by reference as if set forth herein (the


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"Conditions of Employment"). Without limiting the forgoing, the following shall be applicable:

                        (i) Non-Competition. In view of the fact that activity of the Executive in violation of the terms hereof is likely to adversely affect the Corporation and its subsidiaries and affiliates and would deprive the Corporation of the benefits of its bargain hereunder, and to preserve the goodwill associated with the Corporation's business, the Executive hereby agrees that during the period commencing on the date hereof and ending on the first
(1st) anniversary of the date on which the Executive's employment with the Company and its subsidiaries and affiliates terminates for any reason (the "Non-Compete Period"), he will not, without the express written consent of the Corporation, directly or indirectly, anywhere in the United States or Canada, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than the Corporation (or any subsidiary or affiliate of the Corporation), whose business, activities, products or services are directly competitive with any of the business, activities, products or services conducted by or in active planning by the Corporation on the date the Executive's employment with the Corporation terminates and which are in the Corporation's Field of Interest (each a "Competitive Business"); provided that the Executive shall be permitted to be employed by an entity which operates an ancillary business in the Corporation's Field of Interest so long as the Executive is not involved in such ancillary business. For purposes of this Section 8(a)(i), the Corporation's "Field of Interest" shall include, without limitation, the development, implementation or sale of on-line marketing or advertising programs to pharmaceutical and other healthcare organizations and any other business activity engaged in, conducted by or in active planning by the Corporation or its subsidiaries or affiliates on the date the Executive's employment with the Corporation terminates. Notwithstanding anything in this Section 8(a)(i) to the contrary, the Executive shall not be prohibited from participating, directly or indirectly, in any activity or business with Internet operations, including companies providing goods or services through or providing e-commerce and content or otherwise, that is not a Competitive Business.

            Notwithstanding anything herein to the contrary, the Executive may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than one percent (1%) of the equity of such enterprise.

                        (ii) Non-Solicitation. In addition to the restrictions in Section 8(a)(i) above, the Executive also agrees that he will not during the Non-Compete Period: (1) hire, attempt to hire, or participate in any way in any effort by any person or entity (other than the Corporation or any of its direct and/or indirect subsidiaries and affiliates) to hire or attempt to hire any person who is at the time (or was within the immediately preceding six (6) months) an officer or employee of the Corporation or its direct


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and/or indirect subsidiaries or affiliates; (2) encourage any officer or employee of the Corporation or its direct or indirect subsidiaries or affiliates to terminate his or her relationship or employment with such entity; or (3) on behalf of himself or any persons or entity, other than the Corporation or any of its direct or indirect subsidiaries and affiliates, solicit or accept business from any client of the Corporation or its direct or indirect subsidiaries in the Corporation's Field of Interest; provided, however, that the foregoing provision will not prevent the Executive from employing or offering to employ any such person who has been terminated by the Corporation or a subsidiary or affiliate prior to the commencement of employment discussions between the Executive and such employee, and the Executive will be permitted to hire and offer to hire non-executive employees of the Corporation who are contacted as a result of the use of general newspaper or electronic advertisement and other general non-targeted recruitment techniques in the ordinary course of business and consistent with past practices as opposed to targeted solicitations of any one or more of the Corporation's employees.

            For purposes of this Agreement, any reference to the subsidiaries of the Corporation shall be deemed to include all entities directly or indirectly controlled by it through an ownership of more than fifty percent (50%) of the voting interests, the term "affiliate" shall mean, with respect to any person or entity, any person or entity which directly or indirectly controls, is controlled by or is under common control with such person or entity, and the term "person" shall mean an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust, and any other entity or organization.

                        (iii) Scope of Agreement. The parties acknowledge that the time, scope, geographic area and other provisions of this Section 8 have been specifically negotiated by the sophisticated commercial parties and agree that (1) all such provisions are reasonable under the circumstances of this Agreement, (2) are given as an integral and essential part of this Agreement and
(3) but for the covenants of the Executive contained in this Section 8, the Corporation would not have entered into this Agreement. The Executive has independently consulted with his counsel and has been advised in all respects concerning the reasonableness and proprietary of the covenants contained herein, with specific regard to the business to be conducted by the Corporation and its subsidiaries and affiliates, and represents that this Agreement is intended to be, and shall be, fully enforceable and effective in accordance with its terms.

                        (iv) Severability. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the


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maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

                        (v) Confidential Information. As used in this Agreement, "Confidential Information" means information belonging to the Corporation which is of value to the Corporation in the course of conducting its business and the disclosure of which is reasonably likely to result in a competitive or other disadvantage to the Corporation. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae, software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses, assets or facilities) which have been discussed or considered by the management of the Corporation. Confidential Information includes information developed by the Executive in the course of the Executive's employment or retention by the Company, as well as other information to which the Executive may have access in connection with the Executive's employment. Confidential Information also includes the confidential information of others with which the Corporation or any subsidiary or affiliate has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive's duties under Section 8(a)(vi) or information known to the Executive prior to his employment or retention by the Company.

                        (vi) Confidentiality. The Executive understands and agrees that the Executive's employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive's employment with the Corporation and after his termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Corporation, except as may be necessary in the ordinary course of performing the Executive's duties to the Corporation.

                        (vii) Inventions. The Executive recognizes that the Corporation possess a proprietary interest in all of the Confidential Information and has the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of the Executive, except as otherwise agreed between the Corporation and the Executive in writing. The Executive expressly agrees that any products, inventions, discoveries or improvements made by the Executive or his agents in the course of the Executive's employment or during any period that the Executive has heretofore been a consultant to the Corporation, including any of the foregoing which is based on or arises out of the Confidential Information, shall be the property of and inure to the exclusive benefit of the Corporation. The Executive further agrees that any and all products, inventions, discoveries or improvements developed by the Executive (whether or not able to be protected by copyright, patent or trademark) during the


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course of his employment or during any period that the Executive has heretofore been a consultant to the Corporation, or involving the use of the time, materials or other resources of the Corporation or any of its subsidiaries or affiliates, shall be promptly disclosed to the Corporation and shall become the exclusive property of the Corporation and the Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

                        (viii) Business Opportunities. The Executive agrees, while he is employed by the Corporation, to offer or otherwise make known or available to it, as directed by the Board of Directors of the Corporation and without additional compensation or consideration, any business prospects, contracts or other business opportunities that he may discover, find, develop or otherwise have available to him in the Corporation's Field of Interest, and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Corporation.

                        (ix) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Corporation or are produced by the Executive in connection with the Executive's employment will be and remain the sole property of the Corporation. The Executive will return to the Corporation all such materials and property as and when requested by the Corporation. In any event, the Executive will return all such materials and property immediately upon termination of the Executive's employment for any reason. The Executive will not retain with the Executive any such material property or any copies thereof after such termination.

                        (x) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive's use or disclosure of information reasonably likely to be useful or necessary to the performance by the Executive of his services hereunder, or the Executive's engagement in any business. The Executive represents to the Corporation that the Executive's execution of this Agreement, the Executive's employment with the Corporation and the performance of the Executive's proposed duties for the Corporation will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive's work for the Corporation, the Executive will not disclose or make use of any information in violation of any agreements with or right of any such previous employer or other party, and the Executive will not bring to the premises of the Corporation any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

                        (xi) Litigation and Regulatory Cooperation. During and after the Executive's employment, the Executive shall cooperate fully with the Corporation in the defense or prosecution of any claims or actions now in existence or which may be brought in


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the future against or on behalf of the Corporation which relate to events or occurrences that transpired while the Executive was employed by the Corporation. The Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Corporation at mutually convenient times. During and after the Executive's employment, the Executive also shall cooperate fully with the Corporation in connection with any such investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Corporation. The Corporation shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this subsection (xi). The performance by the Executive under this subsection (xi) after the termination of the Executive's employment with the Corporation shall be subject to his other employment obligations.

                  (b) The provisions of this Section 8 shall survive the termination or expiration of this Agreement, irrespective of the reason therefor, including under circumstances in which the Executive continues thereafter in the employ of the Corporation.

            9. Insurance. The Executive agrees that the Corporation may from time to time and for the Corporation's own benefit apply for and take out life insurance covering the Executive, either independently or together with others, in any amount and form which the Corporation may deem to be in its best interests. The Corporation shall own all rights in such insurance and in the cash values and proceeds thereof and the Executive shall not have any right, title or interest therein. The Executive agrees to assist the Corporation, at the Corporation's expense, in obtaining any such insurance by, among things, submitting to customary examinations and correctly preparing, signing and delivering such applications and other documents as reasonably may be required. Nothing contained in this Section 10 shall be construed as a limitation on the Executive's right to procure any life insurance for his own personal needs.

            10. Notices. All notices shall be in writing and shall be deemed to have been duly given to a party hereto on the date of such delivery, if delivered personally, or on the third day after being deposited in the mail if mailed via registered or certified mail, return receipt requested, postage prepaid, or on the next business day after being sent by recognized national overnight courier service, in the case of the Executive at his current address as set forth in the Corporation's records, and in the case of the Corporation, at it address set forth above.

            11. Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of the Executive, and shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. The Executive may not assign, transfer, pledge,


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encumber, hypothecate or otherwise dispose of this Agreement, or any of his rights or obligations hereunder, and any such attempted delegation or disposition shall be null and void and without effect.

            12. Severability. In the event that any provisions of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason (including, but not limited to, any provisions which would be held to be unenforceable because of the scope, duration or area of its applicability), unless narrowed by construction, this Agreement shall, as to such jurisdiction only, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable (or if such language cannot be drawn narrowly enough, the court making any such determination shall have the power to modify such scope, duration or area or all of them, but only to the extent necessary to make such provision or provisions enforceable in such jurisdiction, and such provision shall then be applicable in such modified form). If, notwithstanding the foregoing, any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction, such provision shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

            13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of Bermuda, without regard to principles of conflict of laws and regardless of where actually executed, delivered or performed.

            14. Complete Understanding; Counterparts. This Agreement constitutes the complete understanding and supersedes any and all prior agreements and understandings between the parties with respect to its subject matter, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto. The Section and paragraph headings contained herein are for convenience only, and are not part of and are not intended to define or limit the contents of said Sections and paragraphs. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

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                                          Mediconsult.com Ltd.


                                          By: /s/ Robert A. Jennings
                                             -----------------------------------

                                          /s/ Robert A. Jennings
                                          --------------------------------------
                                          Executive: Chief Executive Officer
                                                    ----------------------------


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                                                                       Exhibit A
                              MEDICONSULT.COM, LTD.
                            CONDITIONS OF EMPLOYMENT

            As an inducement to Mediconsult.com, Ltd, Inc. (the "Corporation") to employ Robert A. Jennings (the "Employee"), and in consideration of the employment and continued employment of the Employee by the Corporation and the compensation and other benefits paid or to be paid to the Employee and the stock options to be issued to the Employee, it is understood and agreed as follows:

            1. The Employee acknowledges and agrees that Employee's employment with the Corporation will necessarily involve the Employee's understanding of and access to trade secrets and confidential or other proprietary information of or pertaining to the organization, business and affairs of, or developed or acquired for or by, the Corporation and/or its Affiliates (as hereinafter defined) or their clients, licensees and distributors, including without limitation, information relating to computer software and programs, policies, operational methods, research, data, marketing plans and opportunities, procedures, strategies, mailing lists, data bases, client lists, notations of clients (in or as part of a rolodex, mailing list or in any other form) and forecasts of the Corporation and/or its Affiliates or any client of the Corporation and/or its Affiliates ("Proprietary Information"), and understands that the Employee will enjoy a special position of trust and confidence with the Corporation. Accordingly, the Employee agrees that the Employee will keep secret all Proprietary Information and will not, directly or indirectly, either during the term of the Employee's employment by the Corporation or at any time thereafter, disclose or disseminate to any person or entity not expressly approved by the President of the Corporation as an authorized recipient thereof, or make use of, for any purpose whatsoever, any Proprietary Information of the Corporation and/or its Affiliates or any client of the Corporation and/or its Affiliates. As it is sometimes difficult to separate Proprietary Information from that which is not, the Employee will regard all information gained as a result of the Employee's association with the Corporation as Proprietary Information.

            The preceding paragraph, however, shall not apply to disclosure of information (i) which at the time of disclosure to the Employee was in the public domain, or (ii) which at the time of disclosure to the Employee the Employee proves was already known to the Employee from other sources and capable of being used or disclosed by the Employee, as the case may be, free of any other agreements or restrictions. For purposes hereof, the term "Affiliates" shall include all entities or persons controlling, controlled by, or under common control with, the Corporation.

            The Employee agrees that the Corporation may from time to time adopt rules and regulations regarding the manner in which Proprietary Information is treated. In such


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event, the Employee will comply with all such rules and regulations in addition to, but not in limitation of, the Employee's obligations hereunder.

            2. Title to all documentation containing any Proprietary Information, whether or not developed or produced by the Employee (including the ideas and concepts contained therein), is and shall remain vested in the Corporation and its Affiliates. Without limiting the generality of the foregoing, the Employee shall not make any copies of and/or remove from the premises of the Corporation any such documentation without specific authorization. The Employee will not leave any such documentation accessible to unauthorized persons at any time, and shall take all reasonable steps to prevent documentation (including the ideas and concepts contained therein) from being used by or disclosed to anyone who is not authorized to use or receive same. The Employee will deliver promptly to the Corporation on termination of the Employee's employment by the Corporation, or at any sooner time it may request, all such documentation and all other assets and materials which belong to the Corporation or its Affiliates, which the Employee then possesses or has under the Employee's control.

            3. The Employee will promptly and fully disclose to the President of the Corporation all opportunities and/or information which is or may be useful or relate to the Corporation and/or its Affiliates or any aspect of their business that the Employee (individually or jointly with others) may discover, conceive of, make, invent, develop, suggest, assemble, reduce to practice or acquire during the period of or in connection with the Employee's employment by the Corporation (collectively "Information"), all of which shall be the sole, exclusive and absolute property of the Corporation. The Employee agrees and acknowledges that all Information shall constitute Proprietary Information.

            4. The Employee shall have no authority to make any representation, warranty, guarantee, agreement or promise concerning the Corporation or its Affiliates, or the business of the Corporation or its Affiliates, unless specifically approved by the President of the Corporation, and any such unapproved representation, warranty, guarantee, agreement or promise shall not be valid or binding on the Corporation or its Affiliates. The Employee shall at all times comply with all relevant laws, including, without limitation, all foreign, federal and state laws, and all policies and procedures of the Corporation.

            5. During any period that the Employee is employed by the Corporation and thereafter, (i) for a period of [two (2) years] in the event that Executive shall terminate his employment or the Executive's employment shall be terminated by the Corporation for "cause" (as defined in the Executive's employment agreement), or (ii) for a period of [one (1) year] in the event that the Corporation shall terminate the Executive's employment without "cause", the Employee will not directly or indirectly under any circumstance whatsoever:

                  (a) solicit, raid, entice or induce any person or entity which presently is, or at any time during the period of the Employee's employment has been or shall be, or has been or shall be solicited or contacted by the Corporation and/or its Affiliates to become, a client, customer, distributor or licensee of the Corporation and/or its Affiliates, to become a client, customer, distributor or licensee of any person or entity (other than the Corporation and its Affiliates) with respect to any business, product or services of the type, or competitive with those, provided, sold, licensed or offered by the Corporation and/or its Affiliates at any time during the period of the Employee's employment with the Corporation, or attempt in any manner to persuade any such person or entity to cease to do business or to reduce the amount of business which such person or entity has customarily done or contemplates doing with the Corporation and/or its Affiliates;

                  (b) compete, engage or participate in, or become employed by, or render any services in connection with, any business that competes, in any manner with the business of the Corporation, in any of the geographical markets served by the Corporation, operated or managed or then proposed to be acquired, operated or managed by the Corporation or any of its Affiliates during the term of the Employee's employment with the Corporation or directly or indirectly have any interest in, as owner, stockholder, partner, director, officer, member, employee, consultant or otherwise, any business which is competitive with, or sells, provides or licenses products or services of the type competitive with those sold, provided and licensed by the Corporation during the term of Employee's employment with the Corporation; provided, however, that the Employee may hold not more than 5% of the outstanding securities of any such corporation listed on a national securities exchange;

                  (c) make any disparaging statement concerning the Corporation or its Affiliates, or the management, the Board of Directors, management decisions, operating policies or Board decisions or actions of the Corporation or its Affiliates, whether or not libelous or defamatory;

                  (d) willfully interfere with or otherwise jeopardize any relationship of the Corporation and/or its Affiliates with any client, distributor, licensee or licensor; or

                  (e) employ, attempt to employ or arrange to have any other person or entity employ, any person, who is or was, during the two-year period ending on the date of termination of the Employee's employment, in the employ of the Corporation or its Affiliates, or induce any such person to leave the employ of the Corporation or its Affiliates.

            6. The Employee represents and warrants that the Employee is not a party to any agreement, contract or understanding, whether of employment, consultancy or otherwise, in conflict with these Conditions of Employment or which would in any way restrict or prohibit the Employee from undertaking or performing services for the Corporation. The Employee hereby acknowledges that he has not foregone any other opportunity, financial or otherwise, in connection with commencing or rendering his services to the Corporation. The Employee hereby authorizes the Corporation and/or its Affiliates to make known the terms of these Conditions of Employment and the fact of the Employee's responsibility under these Conditions of Employment to any person or entity, including, without limitation, clients of the Corporation and/or its Affiliates and the Employee's future employers.

            7. (a) By reason of the fact that irreparable harm would be sustained by the Corporation and/or its Affiliates in the event that there is a breach by the Employee of any of the terms, covenants and agreements set forth herein, in addition to any other rights that the Corporation and/or its Affiliates may otherwise have, the Corporation and/or its Affiliates shall be entitled to apply to any court of competent jurisdiction and obtain specific performance and/or injunctive relief against the Employee, without making a showing that monetary damages would be inadequate and without the requirement of posting any bond or other security whatsoever, in order to enforce or prevent any breach or threatened breach of any of the terms, covenants and agreements set forth herein, and the Employee will not object thereto.

                  (b) Nothing contained in these Conditions of Employment shall be construed as a contract of employment or engagement by or with the Corporation or any Affiliate nor shall anything contained in these Conditions of Employment impose any obligation upon the Corporation or any Affiliate to continue the Employee's employment or engagement to pay the Employee any compensation. Each of the obligations of the Employee under this agreement shall survive the termination of the Employee's employment by the Corporation for any reason whatsoever.

                  (c) The Employee acknowledges that: (i) the enforcement of any of the restrictions on the Employee or any other provisions contained in these Conditions of Employment (the "Restrictive Covenants") against the Employee would not impose any undue burden upon the Employee; and (ii) none of the Restrictive Covenants is unreasonable as to duration or scope. If notwithstanding the foregoing, any provision herein would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason (including, but not limited to, any provision which may be held unenforceable because of the scope, duration or area of its applicability), unless narrowed by construction, such Restrictive Covenant shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable (and the court making any such determination as to any provision shall have the power to modify such scope, duration or area or all of them, and such provision shall then be applicable in such modified form in such jurisdiction only). If, notwithstanding the foregoing, any provision herein would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining provisions of this agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

                  (d) These Conditions of Employment shall inure to the benefit of the Corporation and its Affiliates, and their respective successors and assigns and shall be binding upon the Employee and the Employee's heirs, executors, administrators and other legal representatives and successors. These Conditions of Employment shall be governed by and construed in accordance with the internal laws of the State of New Jersey applicable to contracts made and to be entirely performed in New Jersey (without giving effect to contrary rules as to conflict of laws). These Conditions of Employment (and any written employment agreement executed and delivered by the Corporation) sets forth the parties' entire agreement with respect to its subject matter. No provisions of this agreement may be changed, terminated, or waived, or addenda or other provisions added except by a writing signed by each of the parties hereto. No waiver of any provision in one instance shall be a waiver of such provision in other instances or a waiver of any other provision. Wherever the context so requires, the masculine includes the feminine and the neuter genders, and the singular includes the plural, and vice versa.

                                            Accepted and Agreed:
Date: February 23, 1999                     /s/ Robert A. Jennings
                                            ------------------------------------
                                            Name: Robert A. Jennings


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